Exhibit 23.3

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

302 FORT WORTH CLUB BUILDING

306 WEST SEVENTH STREET

FORT WORTH, TEXAS 76102-4987

(817) 336-2461

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of PetroShare Corp. We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from PetroShare Corp.'s oil and gas reserves as of January 1, 2015, to the inclusion of our reports dated March 6, 2015 as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of PetroShare Corp., and to the reference of our firm under the heading "Experts" in the prospectus.

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

July 13, 2015